PIPER JAFFRAY COMPANIES
DEFERRED COMPENSATION PLAN

ARTICLE 1

Nature and Purpose of Plan
1.1    Nature. The Plan is established by the Company, effective June 11, 2013, as an unfunded, nonqualified deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A, to be construed and administered in accordance with the Code section 409A.
1.2    Purpose. The purpose of the Plan is to provide deferred compensation for a select group of management or highly compensated employees by providing Eligible Employees with an opportunity to defer a portion of their salary, commissions, and Bonuses.
ARTICLE 2

Definitions and Rules of Construction
2.1    Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings:
(a)    "Account" means, with respect to a Participant, the bookkeeping account established for the Participant pursuant to Section 4.4.
(b)    "Affiliate" means (1) any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) of which the Company is also a member, (2) any trade or business, whether or not incorporated, that is under common control (as defined in Code section 414(c)) with the Company, (3) any trade or business that is a member of an affiliated service group (as defined in Code section 414(m)) of which the Company is also a member, or (4) to the extent required by regulations issued under Code section 414(o), any other organization. The term "Affiliate," however, does not include any corporation or unincorporated trade or business prior to the date on which that corporation, trade, or business satisfies the affiliation or control tests of (1), (2), (3), or (4) above.
(c)    "Beneficiary" means the person or persons designated pursuant to Section 4.6(b) to receive benefits under the Plan in the event of a Participant's death.
(d)    "Board of Directors" means the Board of Directors of the Company.
(e)    “Bonus” means the cash bonus compensation earned by an Eligible Employee under a Bonus Plan for an annual performance period that ends no earlier than December 31, 2013.

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(f)    “Bonus Plan” means any plan established by the Company and designated by the Committee, provided that awards under the designated plan constitute "performance-based compensation" under Code section 409A(a)(4)(B)(iii).
(g)     “Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to a particular section of the Code includes reference to any regulations issued by the Department of Treasury under that section and any notices and other releases issued by the Internal Revenue Service interpreting or implementing that section.
(h)    "Committee" means the Compensation Committee of the Board of Directors.
(i)    "Company" means Piper Jaffray Companies, a Delaware corporation, and any successor thereto.
(j)    “Compensation” means salary, Bonus, and commissions.
(k)    "Eligible Employee" means an Employee who is a member of a select group of management or highly compensated employees as defined under ERISA or the regulations thereunder and is designated (or is part of a group that is designated) by the Plan Administrator as eligible to participate in the Plan.
(l)    "Employee" means any person who is employed by the Company or an Affiliate as a salaried employee and who receives compensation that the Company or Affiliate initially reports on a federal wage and tax statement (Form W-2).
(m)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements, or replaces that section or subsection, and it also includes reference to any regulations issued pursuant to or with respect to that section or subsection.
(n)    "401(k) Plan" means the Piper Jaffray Companies Retirement Plan.
(o)    "Measuring Investment" means the investment or investments selected from time to time by the Plan Administrator or its designee to measure the value of Participants' Accounts. The Plan Administrator or its designee will select Measuring Investments that replicate, to the extent it deems practicable, the investment options made available from time to time under the 401(k) Plan, provided, however, that the Plan Administrator or its designee will not provide a Measuring Investment with respect to Company stock. The Plan Administrator or its designee may, in its sole discretion, add or eliminate Measuring Investments from time to time for any reason.
(p)    "Participant" means an Eligible Employee who elects to defer Compensation in accordance with Article 4 hereof.

(q)    "Plan" means the Piper Jaffray Companies Deferred Compensation Plan, as set forth in this document, as amended from time to time.
(r)    "Separation from Service" means, with respect to a Participant, the Participant's termination of employment (other than by reason of the Participant's death) with the Company and all Affiliates and other corporations, trades, or businesses, if any, that would be treated as a single "service recipient" with the Company under Code section 409A, or any other event that results in a separation from service within the meaning of Code section 409A. The Plan Administrator may, but need not, elect in writing, subject to the applicable limitations under the Code section 409A, any of the special elective rules prescribed in Treasury Regulations §1.409A-1(h) for purposes of determining whether a Separation from Service has occurred. Any such written election will be deemed to be part of the Plan.
(s)    "Specified Employee" has the meaning given in Code section 409A(a)(2)(B)(i).
(t)     “Subsequent Deferral Election” means an election to change the time or form of payment of a Participant’s Account balance pursuant to Section 4.2(f).
(u)    "Trustee" means a trustee of a trust, if any, established under Section 5.3.
(v)    “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from:
(i)    An illness or accident of the Participant, the Participant’s beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Code section 152(a));
(ii)    Loss of Participant’s property due to casualty; or

(iii)    Such other similar extraordinary and unforeseeable circumstances resulting from events beyond the control of the Participant.

Whether a Participant has an Unforeseeable Emergency shall be determined in the sole discretion of the Plan Administrator.

2.2    Rules of Construction. The following rules of construction will govern in interpreting the Plan:
(a)    Words used in the masculine gender will be construed to include the feminine gender, where appropriate, and vice versa.
(b)    Words used in the singular will be construed to include the plural, where appropriate, and vice versa.

(c)    If any provision of the Plan is held to be illegal or invalid for any reason, that provision will be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.
(d)    Notwithstanding any other provision of this Plan or any election or designation made under the Plan, any individual who feloniously and intentionally kills a Participant shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before the Participant. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Company shall determine whether the killing was felonious and intentional for purposes of this section.
(e)    The Plan is not intended to qualify under Code sections 401(a) or 403(a). The Plan is intended to comply with Code section 409A, and it will be construed and administered accordingly. The provisions of the Plan and all deferral elections under Plan will be effected, construed, interpreted, and applied in a manner consistent with Code section 409A. To the extent that any terms of the Plan or a deferral election would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by provisions compliant with Code section 409A.
(f)    The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and construed consistent with said intent. This Plan also shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed within said state to the extent that such laws are not preempted by the laws of the United States of America.
ARTICLE 3

Participation
3.1    Eligibility and Participation. No later than June 1 of each calendar year, the Plan Administrator shall designate the Employees or groups of Employees who are Eligible Employees for purposes of making deferral elections for Bonuses paid for a performance period ending on the last day of such calendar year and for salary and commissions related to services provided in the following calendar year, provided that, in its sole discretion, the Plan Administrator may also designate Employees or groups of Employees as Eligible Employees and the terms of participation at any time. The Plan Administrator shall have complete discretion in designation of Eligible Employees and the designation of the Compensation that any Eligible Employee may defer under this Plan, subject to the requirements of Code section 409A.
3.2    Commencement of Participation. An Eligible Employee will become a Participant by making a deferral election in accordance with the provisions of Article 4.

3.3    Duration of Participation. A Participant will remain a Participant until the Participant has received all payments to which the Participant is entitled under the terms of the Plan.
ARTICLE 4
Deferral Elections, Deferral Accounts, and Payment
4.1    Making an Election. Prior to June 30 of a calendar year (or such earlier date as is specified by the Plan Administrator or its designee), an Eligible Employee who satisfies the conditions described in Section 3.1 may elect, in writing or electronically, in accordance with the procedures prescribed by the Plan Administrator or its designee, to defer payment of a portion, expressed as a percentage, a dollar amount, or a percentage in excess of a specified dollar amount, but not to exceed 90% (or such other percentage that may be prescribed by the Plan Administrator or its designee), of the Eligible Employee's Bonus for any performance period that ends on the last day of the current calendar year, provided that in no event shall an election be made to defer a Bonus if, at the time of the election, the Bonus is readily ascertainable, as determined pursuant to Code section 409A. Prior to December 31 of a calendar year (or such earlier date as is specified by the Plan Administrator or its designee ), an Eligible Employee who satisfies the conditions described in Section 3.1 may elect, in writing or electronically, in accordance with the procedures prescribed by the Plan Administrator or its designee, to defer payment of a portion, expressed as a percentage or a dollar amount, but not to exceed 50% (or such other percentage that may be prescribed by the Plan Administrator or its designee), of the Eligible Employee's salary or commission related to services provided, as determined under Code section 409A, during the calendar year immediately following the calendar year in which the election is made, or, in the Plan Administrator’s discretion, any subsequent calendar year. An Eligible Employee may elect a different form and time of payment with respect to any portion of his or her salary, commissions, or Bonus for each calendar year, provided that the Plan Administrator may limit the availability of such separate elections as it deems necessary to ensure the efficient administration of the Plan.
4.2    Form and Time of Payment. An Eligible Employee may elect the form and time of payment as follows:
(a)    Distribution in a Specified Calendar Year. An Eligible Employee may elect payment in the form of a lump sum or in annual installments over a period of two (2) years, with payment beginning on a Payment Date at least one year after the date the Compensation would be paid if no deferral election were made.

(b)    Distribution upon Retirement. An Eligible Employee may elect that, upon a Separation from Service after attaining age 55 and completing five years of service (as determined under the 401(k) Plan), payment will be made in a lump sum or annual installments over a period of two (2) to ten (10) years beginning on the first Payment Date following the Participant’s Separation from Service; provided that if no such election is made, or for any elections made pursuant to Section 4.2(a) but which have not already been paid at the time of Separation of Service, the Participant’s benefit shall be paid in a lump sum beginning on the first Payment Date following the Participant’s Separation from Service. Notwithstanding the foregoing, if the Participant is a Specified Employee as of the date of the Separation from Service, then the lump sum payment or first annual installment shall not be paid until the first Payment Date that is six (6) months after the Participant’s Separation from Service.

(c)    Payment upon Separation from Service Prior to Retirement. If a Participant has a Separation from Service prior to the date on which he or she has both attained age 55 and completed five years of service (as determined under the 401(k) Plan), such Participant’s benefit, notwithstanding the Participant’s election under Sections 4.2(a) and/or (b), shall be made in a lump sum upon the first Payment Date following the Participant’s Separation from Service. Notwithstanding the foregoing, if the Participant is a Specified Employee as of the date of the Separation from Service, then the lump sum payment shall not be paid until the first Payment Date that is six (6) months after the Participant’s Separation from Service.

(d)    Payment Dates. Payments of benefits under the Plan shall be made on January 31 or June 30 (“Payment Dates”), or as soon thereafter as administratively possible. For payments that are made pursuance to an election under Section 4.2(a), the Participant shall elect the January 31 or June 30 Payment Date in his or her deferral election. Annual installment payments shall be made on a Payment Date that is an anniversary of the first installment Payment Date.

(f)    Subsequent Deferral Election. A Participant may make a Subsequent Deferral Election at the time such Participant is still an Employee with respect to any distribution to be made in a specified calendar year pursuant to Section 4.2(a) for all or a portion of his or her Account by making an election, in writing or electronically, in accordance with the procedures prescribed by the Plan Administrator or its designee, but only if the following conditions are satisfied:

(i)    The Subsequent Deferral Election must be made at least twelve (12) months before the date of the first scheduled payment of an installment distribution or the date of the scheduled lump sum payment; and

(ii)    The specified calendar year for lump sum distribution or the first payment under an installment distribution under the Subsequent Deferral Election may not be made earlier than a date that is five (5) years after the date the distribution would have otherwise been made under the prior election, and the date of the second payment of the installment distribution shall be on the first anniversary of the first installment payment.

4.3    Deemed Payment Elections. If a Participant fails to specify a payment event in any deferral election, the Participant will be deemed to have elected the payment event or date described in Section 4.2(b). If a Participant fails to specify a form of payment in any deferral election, the Participant will be deemed to have elected a lump sum payment.

4.4    Participants' Accounts. The Plan Administrator's designated record keeper will establish a recordkeeping Account in the name of each Participant. A Participant's Account will be credited with the portion of the Participant's Compensation, if any, that the Participant elected to defer, pursuant to Section 4.2, as soon as administratively practicable after the date the Compensation would be paid to the Participant absent deferral. Separate sub-Accounts shall be maintained for each Participant who has made more than one election regarding time and form of payment pursuant to Section 4.2 in order to administer any such separate distribution elections made by the Participant.
(a)    Adjustments for Measuring Investments. For each day on which the New York Stock Exchange is open for business, the Plan Administrator's designated record keeper will adjust each Participant's Account to reflect investment returns or losses of the Participant's selected Measuring Investment(s). In accordance with rules and procedures established by the Plan Administrator or its designee, the Plan Administrator's designated record keeper will permit Participants to select the Measuring Investment(s) for specified portions of their respective Accounts from among the available Measuring Investments. If a Participant fails to designate any Measuring Investments, the Participant will be deemed to have selected the default Measuring Investment designated by the Plan Administrator or its designee.
(b)    Vesting of Accounts. Participants' Accounts will be 100% vested and nonforfeitable at all times.
4.5    Payments in Cash and Calculating Installment Payments. All payments made to Participants and Beneficiaries shall be in cash. If a Participant’s Account is being paid in installments, each installment payment shall equal (i) the portion of the of the Participant’s Account balance to which the installment form applies, determined in accordance with procedures established by the Plan Administrator, as of the close of the last day on which the major stock exchanges were open on or immediately prior to the distribution date, divided by (ii) the number of remaining installment payments.
4.6    Payments to Participants – Form and Time. Except as provided in paragraphs (a), (b), and (c), payment will be made in cash to a Participant in accordance with the Participant's elections or deemed elections under Sections 4.2 and 4.3:
(a)    Payment of Small Accounts. If the total value of the Participant's Account does not exceed the applicable dollar amount under Code section 402(g)(1)(B) at any time following the year in which the Participant's Separation from Service occurs, the Plan Administrator may pay out the amount credited to the Participant's Account in a lump sum. Any lump sum payment made pursuant to the preceding sentence will include the entire amount of the Participant's interest in the Plan and in any agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified plan under Treasury Regulation §1.409A-1(c)(2).
(b)    Payment Upon Death. If a Participant dies before all amounts due to him under the Plan have been paid, then as soon as administratively practicable following the date that the Participant’s death and the identity and entitlement of the Beneficiary are established by the Plan Administrator, the unpaid balance credited to the Participant’s Account will be paid in a lump sum to the Participant’s Beneficiary.
(i)    General Rule for Designating Beneficiary. Each Participant shall have the right, at any time, to designate any person or persons as a beneficiary or beneficiaries (“Beneficiary” or “Beneficiaries”) to whom payments under this Plan shall be made in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Plan Administrator on a form prescribed or accepted by the Plan Administrator.
(ii)    Changes in Beneficiary. A Participant shall have the right to designate a new Beneficiary at any time by filing with the Plan Administrator a request for such change, but any such change shall become effective only upon receipt of such request by the Plan Administrator. Upon receipt by the Plan Administrator of such request, the change shall relate back to and take effect as of the date the Participant signs such request whether or not the Participant is living at the time the Plan Administrator receives such request. The Plan Administrator may rely on the latest Beneficiary designation on file (or if no effective designation is on file, may direct that payment be made pursuant to Section 4.5(b)(iii) and will not be liable to any person making claim for such payment under a subsequently filed designation or for any other reason.
(iii)    Default Beneficiary. If there is no designated Beneficiary living at the death of the Participant, then such payment shall be made to the Participant’s estate.
(iv)    Contingent Beneficiary. If the primary Beneficiary dies prior to complete distribution of the Participant’s Account, the remaining balance of such Account will be paid to the contingent Beneficiary designated by the Participant in the form of a lump sum payable as soon as administratively practicable after the primary Beneficiary’s death is established. If there is no surviving contingent Beneficiary, the lump sum will be paid to the estate of the primary Beneficiary.
(c)    Payment upon an Unforeseeable Emergency. If, upon a Participant’s request, the Plan Administrator determines that a Participant has incurred an Unforeseeable Emergency, the Participant shall receive in a lump sum payment of all or any portion of the Participant’s Account requested by the Participant, provided that the amount does not exceed the amount needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, but only if the Unforeseeable Emergency may not be relieved (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or (c) by cessation of deferrals under the Plan. A payment on account of an Unforeseeable Emergency shall be made within ninety (90) days following the date of such Unforeseeable Emergency. Deferrals of Compensation for a Participant who receives a payment upon an Unforeseeable Emergency during a calendar year shall be suspended for the calendar year, and the Participant shall not be considered an Eligible Employee for purposes of deferring any Compensation for any service periods that include any dates that fall within the next calendar year.
(d)    Delay in Payment. Notwithstanding anything in the Plan to the contrary, any payment or portion of a payment to a Participant shall be delayed upon the Plan Administrator’s reasonable anticipation that the Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m), provided that any payment delayed pursuant to this Section 4.6(d) shall be paid in accordance with Code section 409A.
ARTICLE 5
Nature of Claims for Benefit Payments
5.1    Obligation of the Company. The Company will establish on its books a liability with respect to its obligations for benefits payable under the Plan to Participants and their Beneficiaries.
5.2    Participants' Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan will be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire, segregate, or set aside, in trust or otherwise, any assets of any kind for the discharge of its obligations, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations under the Plan.
5.3    Establishment of Grantor Trust. The Company is responsible for the payment of amounts owing to Participants and Beneficiaries under the Plan. At the Company's sole discretion, the Company may establish one or more trusts of which the Company is the owner under Subpart E of Subchapter J, Chapter 1 of the Code (known as a grantor trust) and may deposit with the Trustee funds sufficient to pay benefits under the Plan. Whether or not any such trust is irrevocable, its assets will at all times be subject to the claims of the Company's general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from a grantor trust, the Company will have no further obligation to pay Plan benefits. Any Plan benefits not paid from the grantor trust(s) will remain the Company's obligation.

ARTICLE 6
Administration
6.1    Plan Administrator. The Company will be the Plan Administrator and will have full discretionary power and authority to administer the Plan in all of its details. Action on behalf of the Company may be taken by the Committee or any person or persons, natural or otherwise, or committee, to whom the responsibilities for the operation and administration of the Plan are allocated by the Plan Administrator.
6.2    Powers of the Company as Administrator. The Company's powers as Plan Administrator will include, but will not be limited to, the following discretionary authority, in addition to all powers and authority provided elsewhere in the Plan:
(a)     to make and enforce such rules and regulations, consistent with the terms of the Plan, as the Plan Administrator deems necessary or proper for the efficient administration of the Plan;
(b)    to interpret the terms and provisions of the Plan and to decide any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;
(c)    to determine the amounts to be distributed to any Participant or Beneficiary in accordance with the terms of the Plan and determine the person or persons to whom such amounts will be distributed;
(d)    to allocate or delegate its powers to other persons; and
(e)    to appoint persons to carry out administrative and recordkeeping functions with respect to the Plan.
6.3    Finality of Plan Administrator and Committee Determinations. Determinations by the Committee or the Plan Administrator and any interpretation, rule, or decision adopted by the Committee or the Plan Administrator under the Plan, or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons in the absence of clear and convincing evidence that the determination or interpretation was made arbitrarily or capriciously.
6.4    Claims Procedures. Any person making a claim for benefits under the Plan must submit the claim in writing to the Plan Administrator. If the Plan Administrator denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reasons for the denial (with specific reference to the Plan provisions on which the denial is based) and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within sixty (60) days of receiving a written notice of denial, submit a written request for reconsideration to the Plan Administrator, together with a written explanation of the basis for the request. The Plan Administrator will consider any such request and will provide the claimant with a written decision, which will include a written explanation of the reasons for the decision (with reference to the specific Plan provisions on which the decision is based). All interpretations, determinations, and decisions of the Plan Administrator with respect to any claim will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously.
6.5    Indemnification. The Company agrees to indemnify and hold harmless any member of the Committee, any employee or former employee to whom the Plan Administrator or Committee delegates or allocates any of the Committee's or Plan Administrator’s responsibilities under the Plan, and any employee or former employee who has been asked to assist the Committee or Plan Administrator in any way (together, the "indemnified persons") against any liability (including, without limitation, payment of attorney's fees) that the indemnified person may incur as a result of the discharge of his or her duties and responsibilities in good faith under the Plan.
6.6    Right to Suspend Benefits and Correct Errors. To the extent consistent with Code section 409A, the Plan Administrator may delay any payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them. The Plan Administrator specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Plan Administrator. The Plan Administrator is authorized to recover any payment made in error.
6.7    Incapacity. If the Plan Administrator determines that any person entitled to benefits under the Plan is a minor, an incompetent person, or other person incapable of providing a valid receipt, then any payment due to that person may be paid for the benefit of that person to the person's spouse, parent, or other party providing or reasonably appearing to provide for the care of that person, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to that guardian or legal representative.
6.8    Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, that action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided that this Section 6.8 does not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.
ARTICLE 7
Amendment or Termination of the Plan
The Company expects to continue the Plan in effect, but it reserves the right to amend the Plan, by action of the Board of Directors or its designee, in any respect at any time (retroactively if the Company so provides) and to terminate the Plan. Any amendment or termination will be set forth in a written instrument and signed by a duly authorized representative of the Company. In the event of an amendment or termination of the Plan, a Participant's benefits will not be less than the amount credited to the Participant's Account immediately prior to the amendment or termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Article 4, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements of Code section 409A.
ARTICLE 8
Miscellaneous
8.1    No Assignment or Alienation. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any Plan benefit, whether payable presently or in the future, will be void. However, the Company may offset the obligations to the Participant or the Participant’s Beneficiary hereunder by any amounts the Participant owes to the Company or any Affiliate, including, but not limited to, recovery of Compensation deferred under this Plan that are subject to forfeiture or recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, provided that such amounts owed by the Participant are not related in any way to the benefits payable under this Plan and were not incurred in anticipation of the benefits to which the Participant may become entitled hereunder.
8.2    Limitation of Rights. Neither the establishment nor amendment of the Plan, nor the payment of any benefits, will be construed as giving any individual any legal or equitable right against the Company, the Committee, or any Trustee. In no event will the Plan be deemed to constitute a contract between any individual and the Company, the Committee, or any Trustee.
8.3    Receipt and Release. Any payment of a benefit under the Plan to any Participant or Beneficiary will be in full satisfaction of all claims with respect to the benefit under the Plan against the Company, the Committee, and any Trustee.
8.4    Tax Withholding. Notwithstanding any other provision of the Plan to the contrary, all payments under the Plan will be subject to reduction for applicable income tax withholding and other legally or contractually required withholdings. To the extent amounts credited under the Plan are includible in "wages" for purposes of Chapter 21 of the Code, or are otherwise includible in taxable income, prior to distribution the Company may deduct the required withholding with respect to the wages or income from compensation currently payable to the Participant, or the Plan Administrator may reduce the Participant's Account under the Plan or require the Participant to make other arrangements satisfactory to the Company for the satisfaction of the Company's withholding obligations.
8.5    No Employment Rights. The Plan is not a contract of employment between a Participant and the Company or any Affiliate. Nothing in the Plan will be deemed to give any person a right to remain in the employ of the Company or any Affiliate or affect the right of the

Company or any Affiliate to deal with any person as to his or her hiring, termination, layoff, compensation, and all other conditions of the person's employment, as though the Plan did not exist. This Plan will not be deemed to be consideration for, or an inducement for the performance of, services by any person.
8.6    Severability.     If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will remain fully enforceable.
8.7    Successor Company. In the event of the dissolution, sale, merger, consolidation, or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company will have all of the powers, duties, and responsibilities of the Company under the Plan.
8.8    Headings and Subheadings. Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.
8.9    Governing Law. To the extent not preempted by federal law, the Plan will be governed by, and construed and administered in accordance with, the laws of the State of Minnesota.

Piper Jaffray Companies, by its duly authorized representative, has caused this Piper Jaffray Companies Deferred Compensation Plan to be executed this 11th day of June, 2013.

PIPER JAFFRAY COMPANIES

/s/ Andrew S. Duff___________________
By: Andrew S. Duff
Its: Chairman and Chief Executive Officer